Exhibit 99.2

Contact: Van A. Dukeman

President/CEO

Main Street Trust, Inc.

217.351.6568

FOR IMMEDIATE RELEASE

Main Street Enters Agreement to Sell Five Locations to Freestar Bank

(Champaign, Illinois — July 20, 2007) — Main Street Trust, Inc. (OTCBB: MSTI), announced today that it has reached an agreement to sell five branches of Main Street Bank & Trust to Freestar Bank, N.A., a national bank with its home office in Pontiac, Illinois.  As previously announced, the United States Department of Justice required Main Street to divest the branches in connection with Main Street’s proposed merger with First Busey Corporation.  With Main Street having reached the agreement with Freestar Bank, Main Street expects that the merger with First Busey will be completed following the close of business on July 31, 2007.

The branches that Main Street has agreed to sell to Freestar Bank include the following:  1611 South Prospect and 631 E. Green Street located in Champaign; 1819-A Philo Road and 410 N. Broadway in Urbana; and a branch in the Eastwood Shopping Center in Mahomet.  These five branches have combined deposits of approximately $110 million as of June 30, 2006.   Additionally, the sale will include approximately $15 million in loans attributed to the branches.  The divested amount represents less than 1% of anticipated combined loans and approximately 3% of anticipated combined deposits following the merger of Main Street and First Busey.  Main Street anticipates that the sale of the branches will be completed in the fourth quarter of 2007.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Main Street’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Main Street does not undertake any obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the ability of Main Street to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) unexpected results of the proposed merger with First Busey Corporation; (ii) the strength of the local and national economy; (iii) the economic impact of any future terrorist threats or attacks; (iv) changes in state and federal laws, regulations and governmental policies concerning its general business; (v) changes in interest rates and prepayment rates of its assets; (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving Main Street; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Main Street, its businesses and factors that could materially affect its financial results, is included in its filings with the Securities and Exchange Commission.

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